Exhibit 10.4

Tennessee Valley Authority, 1101 Market Street, Chattanooga, Tennessee 37402-2801

April 2, 2025

David Fountain
505 Market St, Unit #702
Knoxville, TN 37901

Dear Mr. Fountain,

This Separation and Release Letter Agreement (this “Agreement”) is to confirm the understanding that was reached on April 2, 2025, regarding your employment with TVA. The Administrator of TVA’s Executive Severance Plan, Amended and Restated as of May 9, 2024, has determined that you are eligible for benefits in accordance with the terms of that plan based on the circumstances of your separation from service and your execution of this Agreement. Your separation from service decision is irrevocable as of the Effective Date of this Agreement, and you will actually separate from TVA service no later than June 1, 2025 (the “Termination Date”). TVA appreciates your valuable service during your tenure with TVA.

No Other Amounts / Benefits Owed. You will be entitled to your current salary, as well as any accrued annual leave, through the effective date of your separation from service (collectively, the “Accrued Benefits”). You agree that, prior to the execution of this Agreement and except for the Accrued Benefits, you were not entitled to receive any further payments or benefits from TVA, and the only payments and benefits that you are entitled to receive from TVA in the future are those specified in this Agreement; provided that your separation will not affect your rights to pension benefits in accordance with the rules of the Tennessee Valley Authority Retirement System or to the balance of your 401(k) account accrued during, and as a result of, your period of service as a TVA employee.

Severance. Subject to your execution and continued compliance with this Agreement, TVA will pay or provide to you, as applicable, the payments and benefits set forth in that certain Executive Severance Plan of TVA, Amended and Restated as of May 9, 2024, a copy of which is attached hereto, at the times and in the manner set forth therein, less applicable taxes and withholdings (the “Severance”). To the extent that there is any conflict between the terms of this Agreement and the Executive Severance Plan of TVA (or any other compensation plans offered by TVA for which you are or were a participant), the terms of the plan(s) control.

Confidentiality and Non-Disparagement. Because of the nature of your position, you have had access to business sensitive information. You agree, except as required by law, not to disclose or use TVA business sensitive information in the future. You also agree that you will make no comments or statements adverse or critical of TVA, its directors, its management, its employees, or any of its programs. Similarly, TVA agrees not to make any comments or statements adverse or critical of you.

Post-Employment Restrictions. You agree that you have received and read a copy of the Summary of Post-Employment Restrictions document which outlines the post-employment guidelines all former TVA employees must follow.

Voluntary Entry. You agree that you understand the provisions of this Agreement and that you voluntarily enter into it and accept it as full and final resolution of all matters related to your TVA employment.

Exhibit 10.4

Release. In consideration for receiving the Severance, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby expressly release and waive to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against TVA and/or its successors, past or present subsidiaries, affiliated companies, branches, or related entities (collectively, including TVA, the “Entities”) and/or the Entities’ respective past, present, or future directors, officers, agents, employees, insurers, attorneys, assigns, and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with TVA or the termination of that employment relationship (including any claims under Title VII of the Civil Rights Act, the Equal Pay Act, and the Family and Medical Leave Act, but not including any claims under the Federal Employees Compensation Act).

This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, vacation pay, or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay, or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification; claims for attorneys’ fees or costs; claims for penalties; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability, or any other protected basis; any claims under any applicable law prohibiting discrimination, harassment, and/or retaliation; and claims under all other laws, ordinances, and regulations. You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative, or group action.

Limited Indemnification. TVA agrees to continue to defend and indemnify you against claims that result from your performance of your TVA duties prior to the Termination Date under the terms set out in TVA-SPP-25.1 Legal Representation.
Agreement Confidential. You further agree to treat this matter as confidential and not to discuss the terms of your separation from TVA service except with your family and financial advisor, or as required by law.

Exceptions. This waiver and release covers only those claims that arose prior to your execution of this Agreement and does not apply to (a) the Accrued Benefits, (b) your rights under this Agreement, including to the Severance, or (c) any claim which, as a matter of law, cannot be released by private agreement. Nothing in this Agreement is intended to prevent, restrict, or otherwise discourage you from providing TVA or the Nuclear Regulatory Commission (“NRC”) with any information about actual or potential nuclear safety concerns or violations, or from responding to requests for information from the NRC. Section 211 of the Energy Reorganization Act (“ERA”) and NRC regulations (10 CFR 50.7) also protect employees from any adverse employment action as a result of their engaging in such protected activities. By your signature below, you confirm that you have already informed TVA management of any nuclear safety concerns you may have in connection with the construction, maintenance, operation, and security of any TVA facilities, including nuclear plants. You also confirm that no adverse employment action is being taken, in any part, as a result of your engaging in protected activities as defined in Section 211 of the ERA or NRC regulations.

Nothing in this Agreement is intended to prevent, restrict, or otherwise discourage you from providing the Office of the Inspector General (“OIG”) with any information or from responding to requests for information from the OIG or otherwise precludes you from participating in any investigation or proceeding before any government agency or body or from reporting possible violations of federal or state law or regulation to any governmental agency or entity, legislative body, or self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor are you required to notify TVA regarding any such reporting, disclosure, or cooperation with the

Exhibit 10.4
government. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right, to the extent permitted under applicable law, to bring a lawsuit against the Released Parties and to any individual monetary recovery in any such proceeding or lawsuit.

You acknowledge that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i)
files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

Section 409A. The Severance is intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent necessary to prevent the imposition of taxes and penalties under Section 409A, if the Severance could, due to the timing of the Termination Date, be paid in either of two calendar years, such Severance shall be paid in the later such calendar year.

Governing Law. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the fullest extent permitted by law. TVA is a corporate agency and instrumentality of the United States, and this Agreement shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under this Agreement, the law of the State of Tennessee shall apply, without taking into account conflict of law principles. You agree that the jurisdiction for any action with respect to this Agreement shall lie in the United States District Court for the Eastern District of Tennessee.

ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you are advised to consult an attorney before signing this Agreement; (c) you have 21 calendar days from the date of receipt of this letter (such final date, the “Deadline”) to consider this Agreement before you sign it, but you may sign it at any time during the 21 days); (d) if you sign this Agreement, you may cancel it within seven days thereafter; and (e) this Agreement will not be effective until the eighth day after you sign it, provided that you have not cancelled it (the “Effective Date”). Any such cancellation must be in writing and signed by you and must be delivered to me by close of business on the seventh calendar day after you sign this Agreement. If you do not cancel this Agreement, this Agreement will become effective on the eighth calendar day after the date of your signature below. If you cancel this Agreement, it will become null, and void and TVA will not implement any of its terms. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this section. The offer described in this Agreement will be automatically withdrawn if you do not sign this Agreement within the 21-day consideration period.

Exhibit 10.4
If the provisions which I have set forth above accurately describe the terms of our agreement, please sign this letter at the place indicated below no later than the Deadline and return it to me. This Agreement shall become effective on the Effective Date.

Sincerely,

/s/ Donald Moul
Donald Moul
President & CEO (Acting)

/s/ David Fountain 04/07/2025
David Fountain Date

cc: Will Trumm, Chief Human Resources Officer (Acting)
Morgan Hopkins, Director, Compensation & Benefits

Attachments:
Tennessee Valley Authority Executive Severance Plan, effective May 9, 2024
Summary of Post-Employment Restrictions